EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-12416 on Form F-3 of Banco Santander Central Hispano, S.A. of our report dated March 27, 2006 except for Note 58 as to which the date is June 30, 2006, appearing in this Annual report on Form 20-F of Banco Santander Central Hispano, S.A. for the year ended December 31, 2005. Such report relates to the consolidated financial statements of Banco Santander Central Hispano, S.A as of and for the years ended December 31, 2004 and 2005. Additionally, such report contains two explanatory paragraphs referring to the fact (1) that Banco Santander Central Hispano, S.A adopted International Financial Reporting Standards, as adopted by the European Union (EU-IFRS) in preparing their consolidated financial statements as of December 31, 2005 and that for purposes of the consolidated financial statements as of and for the year ended December 31, 2004, the Company has developed accounting policies based onEU-IFRS issued to date that are effective at the Company’s reporting date of December 31, 2005 as required by IFRS 1 First-time Adoption of International Financial Reporting Standards and (2) that EU-IFRS vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP), and that the information relating to the nature and effect of such differences is presented in Note 58 to the consolidated financial statements of Banco Santander Central Hispano, S.A.

/s/ Deloitte, S.L.

Deloitte, S.L.

Madrid, Spain June 30, 2006